                                                                    Exhibit 99.3
MANAGEMENT'S DISCUSSION AND FINANCIAL REVIEW

BASIS OF PRESENTATION

The earnings discussion that follows has been rewritten, as compared with the discussion previously set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1993, to place primary emphasis on the results of the Company's continuing operations. The segment discussions which follow reflect the combination of Electrical Power Equipment with Electrical Products in order to be consistent with the segment structure adopted in the third quarter of 1994. (See 1994 Third Quarter Report on Form 10-Q for further information). Because the December 31, 1993 balance sheet has been restated to classify the net assets related to the discontinued operations in a separate caption entitled "Net assets of discontinued operations," certain of the review and discussion related to financial position has also been revised. The statements of consolidated cash flows and of changes in shareholders' equity are essentially unchanged and accordingly the discussions regarding liquidity and capital resources as well as capital expenditures and commitments have not been rewritten.

OVERVIEW

During the last three years, the Company's continuing operations have completed a total of 13 acquisitions and 8 divestitures, with one additional divestiture pending. The net effect of these transactions, combined with an erratic and often slow-growth global economy, was a 13% increase in earnings during the period. The Cooper of 1993 however, is a much different company than it was in 1990, and one that is better-prepared for the increasingly competitive world marketplace. The acquisitions have been in complementary product lines that enhance known areas of strength, while the dispositions have been of noncore or poor-performing businesses. The discussion that follows, as well as the financial statements and related footnotes, will aid in understanding the Company's results of operations as well as its financial position, cash flows, indebtedness and other key financial information.

CONTINUING OPERATIONS

REVENUES

1993 REVENUES   Revenues from continuing operations of $4.78 billion in 1993 were up 7% from the $4.47 billion in 1992. Higher revenues in the Automotive Products segment, resulting from the inclusion of a full year's revenues of Moog Automotive, more than offset the effects of business dispositions.

The Automotive Products segment generated revenues of $1.67 billion in 1993, which accounted for 36% of 1993 operating revenues, compared with $1.29 billion in 1992. This 30% increase was due to the inclusion of 12 months of Moog Automotive revenues in 1993 versus only three months in 1992. Excluding the effects of Moog, revenues were down 1% compared with the preceding year. Sales to domestic original equipment manufacturers improved over 1992 resulting in higher sales of wiper and lighting products during 1993. However, declines in domestic and Canadian sales of brake products and in European sales of spark plugs and wiper products more than offset otherwise steady demand from the automotive aftermarket.

Revenues from the Electrical Products segment were $2.18 billion, comprising 47% of the Company's operating revenues in 1993. Sales were down 1% compared with 1992 because of the inclusion of only nine months' revenues related to the Belden wire and cable business, which was sold at the end of the third quarter (see Note 3 of the Notes to Consolidated Financial Statements for further information). After excluding the revenues of Belden from both periods, and adjusting for the effects of 1993 acquisitions and a small 1992 divestiture, revenues in the segment improved by 4%. All major product offerings in the segment, except for large power transformers, reported steady revenue gains, led by improved demand for fluorescent, industrial and airport lighting, electrical circuit protection equipment, distribution transformers and transformer components. Large power transformers





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continued to be adversely affectd by lower capital spending by utility customers.

The Tools & Hardware segment, which comprised 17% of 1993 operating revenues, reported revenues of $808 million compared with $812 million in 1992. After excluding the effects of acquisitions made during 1993 and 1992, revenues were down 3%. The revenue decline resulted primarily from the combined effects of weak consumer confidence and severe price competition in window coverings markets, and sluggish European and export demand for tools. These weaknesses more than offset the modest improvement in domestic hand tool sales caused by strengthening residential construction activity and industrial production.

1992 REVENUES   Cooper's 1992 revenues from continuing operations of $4.47 billion (excluding nonrecurring income items discussed below) were up 4% compared with 1991. Improvements in demand in the Electrical Products and Automotive Products segments, along with the acquisition of Moog Automotive, more than offset softness in Canadian and some European markets.

Revenues in the Automotive Products segment were $1.29 billion, or 30% of total operating revenues during 1992, an increase of 12%, compared with the $1.15 billion reported in 1991. Excluding the effects of Moog Automotive, which was acquired during the fourth quarter of 1992 (see Note 5 of the Notes to Consolidated Financial Statements), revenues were up 2%. Aftermarket demand, which accounted for the vast majority of this segment's sales, improved moderately in most product areas. Demand from domestic original equipment manufacturers also improved, reflecting increased production of trucks and minivans. These increases were partially offset by weak European markets, primarily affecting spark plug sales.

The Electrical Products segment contributed 51% of the Company's total operating revenues, improving 3% from $2.12 billion in 1991 to $2.19 billion in 1992 (up about 6% after adjusting both periods for recent divestitures). Higher levels of housing construction activity, as well as improved industrial production and maintenance and repair spending, favorably impacted sales of lighting fixtures, fuses and some electrical construction materials. Gains by electronics producers also contributed to increased sales of electronic wire and cable compared with the prior year. Utility customers continued to spend on maintenance and efficiency improvement projects, however capital spending remained at low levels. In addition, the prior-year results were adversely impacted by a third-quarter work stoppage at the Company's large power transformer plant.

Revenues from the Tools & Hardware segment declined 4% to $812 million, representing 19% of total operating revenues. Adjusted for recent acquisitions, revenues decreased approximately 7% compared with the prior year. Demand for the Company's hand- and air-powered tools fell as durable goods manufacturing activity slowed internationally. The rise in domestic residential construction activity and industrial production was modestly beneficial to the Company's domestic hand tools operations; however, reduced spending on residential redecorating and price competition depressed revenues in this segment's window treatments business.

NONRECURRING ITEMS

At the end of the third quarter of 1993, the Company commenced the final phase of a multi-year program designed to revitalize ongoing operations and eliminate noncore businesses. The completion of the public offering of the stock of Belden Inc. provided a $274-million pretax gain. That gain was entirely offset by a number of management actions including, as restated and realigned to segregate continuing and discontinued operations, the write-down of the Cameron Forged Products operations to reflect the final sales price of this business to Wyman-Gordon Company; a write-down of internally developed capitalized software; a reduction in the carrying value of the machinery and equipment and certain other plant and equipment associated with the Company's transformer product line within the Electrical Products segment; and accruals of $126 million for a number of facility consolidations, shutdowns and rationalizations. The facility projects are planned for all of the Company's continuing segments and involve operations in the United States, Canada and Europe. While the majority of the spending for these projects will occur in 1994 and 1995, some projects will not be completed until 1996.





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These actions are in addition to those provided for in the third quarter of
1992, as well as the realignment of the Champion Spark Plug operations undertaken in connection with that acquisition. While the Champion realignments are largely completed domestically, they are still in the early stages in Europe and other parts of the world. Although these projects involve significant expenditures, the spending is over several years, thus the various projects will not constitute a significant strain on the Company's overall financial resources or create a liquidity problem. Each of the projects was approved only after careful assessment that indicated that each project, when completed, will provide significant gains in productivity, operating efficiencies or other cost savings in the future.

Coincident with the sale of Belden, the Company announced an agreement in principle to sell its Cameron Forged Products Division to Wyman-Gordon Company and its intention to spin off to Cooper's Common shareholders the Company's Gardner-Denver Industrial Machinery operations headquartered in Quincy, Illinois. Additional information regarding 1993 nonrecurring income and expense items is set forth in Note 3 of the Notes to Consolidated Financial Statements.

The Company's pretax earnings for 1992 include nonrecurring corporate income of $6.6 million and nonrecurring expense of $50 million. The net after-tax effect of these nonrecurring items ($29 million) was partially offset by $11 million of income tax expense reductions. See Note 3 of the Notes to Consolidated Financial Statements for additional information. The $50 million of nonrecurring expense resulted from establishing accruals with respect to productivity improvement, consolidation and asset disposition programs in all of the Company's continuing segments. These programs, which started in 1993, will be largely completed by late 1994 or early 1995 and are expected to result in a favorable earnings payback in the form of reduced costs, increased efficiency and other ancillary benefits.

Also, during the year ended December 31, 1992, the Company elected early adoption of Statement of Financial Accounting Standards (SFAS) No. 106 (Employer's Accounting for Postretirement Benefits Other Than Pensions), SFAS No. 109 (Accounting for Income Taxes) and SFAS No. 112 (Employers' Accounting for Postemployment Benefits). Applying the new provisions resulted in a one-time charge against first-quarter 1992 net earnings of $590 million, or $5.19 per fully diluted share. In addition, income from continuing operations was decreased by $18 million, or 16 cents a share, to reflect the 1992 current-year effects of the new standards. See Note 4 of the Notes to Consolidated Financial Statements for further information.

OPERATING EARNINGS

1993 OPERATING EARNINGS Operating earnings (defined as earnings from continuing operations before consideration of corporate income and expense, interest, taxes and nonrecurring items) improved 11% from $576 million in 1992 to $640 million in 1993. Significant improvement in the Company's Automotive Products segment, caused by the acquisition of Moog Automotive, augmented steady improvements in the Company's other continuing business segments.

The Automotive Products segment generated operating earnings of $189 million in 1993, compared with $139 million in 1992, with the entire increase being attributable to the inclusion of Moog for a full year in 1993 versus only one quarter in 1992. This segment's earnings represented 30% of the Company's total operating earnings. Absent Moog's revenues and earnings, operating earnings would have declined in line with the small revenues decrease discussed previously. The gross margin percentage (defined as revenues less cost of sales, as a percentage of revenues) improved slightly primarily due to the inclusion of Moog. Selling and administrative expenses as a percentage of revenues were only slightly less favorable than the prior year despite the higher ratio of such costs at the acquired Moog operations as compared to Cooper's existing operations. This reflected management's emphasis on keeping such spending in line with operating levels.

Operating earnings of the Tools & Hardware segment increased 10% to $92 million in 1993 and represented 14% of operating earnings. Excluding the earnings gains from acquisitions, the segment's operating income improved in excess of 4% despite continued sluggishness in Europe and depressed conditions in North American





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window coverings markets. Profit improvement programs over the past several years and current spending controls provided the basis for the earnings improvement despite the small decline in revenues.

The Electrical Products segment continued to post steady improvements in operating earnings, which grew 2% to $359 million, and comprised 56% of the Company's operating earnings, even with the inclusion of only nine months' earnings from the Belden wire and cable business. Excluding the results of Belden and the effects of acquisitions from both periods, operating earnings outpaced the sales growth, improving 6% from the previous year. The segment's earnings also benefited from operating efficiencies and cost-containment measures, which resulted in a lower percentage of selling and administrative expenses per sales dollar. These benefits were partially offset, however, by the decline in demand for higher-margin power products and weak pricing for distribution transformers.

During 1993, the Company's continuing operations recorded $6.5 million in operating earnings attributable to LIFO inventory liquidations, compared with $5.6 million in 1992. The percentage of LIFO income recorded by each segment is set forth in Note 16 of the Notes to Consolidated Financial Statements.

Operating earnings from continuing operations were 13.4% of revenues in 1993, compared with 12.9% in 1992.

1992 OPERATING EARNINGS The following table shows the 1992 operating earnings of the Company's continuing segments before and after the effects of the accounting changes discussed above and in Note 4 of the Notes to Consolidated Financial Statements. The discussion that follows focuses on the Comparative Segment Totals.

1992 OPERATING EARNINGS BY SEGMENT

                                                          --------------------------------------------------------------
                                                                             Add Back Effects of        Comparative
(millions)                                                As Reported            Accounting               Segment
                                                          in Note 16               Changes                 Totals
- ------------------------------------------------------------------------------------------------------------------------
Electrical Products                                             $ 353.2                $   5.1                $ 358.3
Tools & Hardware                                                   83.4                    2.2                   85.6
Automotive Products                                               139.0                   16.2                  155.2
- ------------------------------------------------------------------------------------------------------------------------
                                                                $ 575.6                $  23.5                $ 599.1
========================================================================================================================


Operating earnings of $599 million were up 4% compared with $574 million in 1991. Modest improvements in earnings from the Electrical Products and Automotive Products segments more than offset the significant decline in the Tools & Hardware segment.

The Electrical Products segment generated operating earnings of $358 million in 1992, 60% of total operating earnings and an 8% improvement over the $330 million in the prior year. The improvement was primarily the result of higher sales volumes generated by the strong demand for lighting fixtures, electrical circuit protection equipment and electronic wire and cable discussed under "Revenues." Operating efficiencies also resulted in margin improvements and lower selling and administrative expenses per sales dollar, which supplemented the earnings improvement.

The Automotive Products segment represented 26% of Cooper's total operating earnings for 1992, with operating earnings of $155 million, compared with $145 million in the prior year. This 7% increase over 1991 was attributable to the acquisition of Moog Automotive. Excluding the effects of the Moog acquisition, earnings for the year were flat. Lower overhead spending from cost controls throughout this segment was essentially offset by the effect on margins of sluggish spark plug sales.

Operating earnings in the Tools & Hardware segment declined from $98 million in 1991 to $86 million in 1992, and represented 14% of total operating earnings. Earnings were impacted primarily by the lower sales volumes. The gross margin on sales improved slightly as a result of operating adjustments made in response to the lower activity.





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PRICING AND VOLUME

In each of Cooper's continuing segments, the nature of many of the products sold is such that an accurate determination of the changes in unit volume of sales is neither practical nor, in some cases, meaningful. Each segment produces a family of products, within which there exist considerable variations in size, configuration and other characteristics.

It is the Company's best judgment that, excluding the year-to-year effects of acquisitions and divestitures, during 1993, unit volume increased in the Electrical Products segment, was relatively unchanged in the Automotive Products segment, and decreased in Tools & Hardware; and, during 1992, unit volume increased in the Electrical Products and Automotive Products segments, and decreased in the Tools & Hardware segment.

During 1993 and 1992, the Company experienced resistance to price increases in selected product offerings in all segments. The Company has been able to control costs during this period such that the resistance to price increases has not significantly impacted profitability in the segments except for power equipment products within the Electrical Products segment and the Tools & Hardware segment during the 1992 period.

EFFECT OF INFLATION

During each year, inflation has had a relatively minor effect on Cooper's continuing results of operations. This is true primarily for three reasons. First, in recent years, the rate of inflation in Cooper's primary markets has been fairly low. Second, Cooper makes extensive use of the LIFO method of accounting for inventories. The LIFO method results in current inventory costs being matched against current sales dollars, such that inflation affects earnings on a current basis. Finally, many of the assets and liabilities included in Cooper's Consolidated Balance Sheet were recorded in business combinations that were accounted for as purchases. At the time of such acquisitions, the assets and liabilities were adjusted to a fair market value and, therefore, the cumulative long-term effect of inflation is reduced.

1993 NET OF TAX EARNINGS FROM CONTINUING OPERATIONS

Net of tax earnings from continuing operations for the year 1993 increased 25% to $299.0 million compared to $239.6 million in 1992. This improvement reflects the higher operating earnings discussed previously, augmented by lower interest and corporate general expense partially offset by the effect of a higher tax rate. Continuing operations' interest expense decreased 13% or $11.6 million primarily as a result of lower interest rates. During 1993, the Company's interest rate swaps resulted in $2.8 million of higher interest expense than would have resulted if the Company's expense had been based on the actual floating-rate of its commercial paper borrowings. The interest rate swaps have been considered to relate entirely to continuing operations. (See
Note 11 of the Notes to Consolidated Financial Statements for further information on the Company's debt structure and the statement of Consolidated Cash Flows for information regarding debt activity.) General corporate expenses declined as a result of management's focus on cost controls during the year. The effective tax rate for continuing operations increased 2.0 percentage points from 1992's rate, which was favorably impacted by a nonrecurring tax adjustment.

1992 NET OF TAX EARNINGS FROM CONTINUING OPERATIONS

Net of tax earnings from continuing operations for the year 1992 increased 4% to $239.6 million compared with $231.2 million in 1991. Improved operating performance was almost entirely offset by the current year effect of the accounting principle changes such that lower interest expense (partially offset by higher corporate general expense) and a reduction in the effective tax rate accounted for essentially all of the year to year increase. Interest expense related to continuing operations declined 26% to $93 million for the year. Lower debt levels during most of the year, largely due to strong operating cash flows, combined with lower effective borrowing rates for the decrease. General corporate expenses increased $10 million and the effective tax rate declined by
4.3 percentage points, largely due to the nonrecurring tax adjustment discussed previously.





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DISCONTINUED OPERATIONS

REVENUES AND EARNINGS

Income from discontinued operations was $68.1 million in 1993, compared with $121.7 million in 1992. Revenues declined 10% to $1.50 billion in 1993, compared with $1.67 billion in 1992. Excluding the effects attributable to the early 1993 disposition of the mining and construction operations, the revenue decline was 6%. Earnings declined primarily because of the decrease in revenues, caused by the continued decline in worldwide oil and gas production and transmission projects and augmented by the fourth-quarter drop in oil prices. The depressed market conditions and the resulting pricing pressures caused margins to shrink faster than management's ability to adjust short-term operating levels. Although selling and administrative expenses declined significantly in the segment, they were slightly higher than the previous year as a percentage of revenues due to the severity of the revenue decline.

In 1992, income from discontinued operations was $121.7 million, compared with $162.0 million in the previous year. Revenues were $1.67 billion, compared with $1.85 billion in 1991. The decline in demand for domestic oil and gas exploration and production equipment due to the general condition of the domestic energy markets, coupled with weak markets for industrial equipment, had a significant, unfavorable impact on the earnings of this segment. Sales declined faster than the Company's ability to adjust selling and administrative expenses in the short term, further contributing to the decline.

EARNINGS OUTLOOK

During January 1994, the Company announced that share earnings could be down by as much as 25% in 1994 in comparison to 1993. After taking into account the businesses divested in 1993 and the planned divestitures, the projected drop in share earnings is entirely due to a downturn in the Petroleum & Industrial Equipment segment, caused by the significant late-1993 drop in oil prices and the resulting impact on worldwide exploration and production projects, which affect demand for the Company's oilfield equipment. These effects are being compounded by the impact of delays in several, major, gas compression projects worldwide. The impact of this decline is expected to more than exceed projected earnings improvements in the Electrical Products and Tools & Hardware segments. The Company anticipates steady performance in the Automotive Products operations. In the third quarter 1994 report to shareholders, the Company updated this outlook with the following:

     "The Company's outlook for the year remains relatively unchanged. Excluding the impact of separating our Petroleum & Industrial Equipment operations, we expect earnings from continuing operations for 1994 to be about five percent lower than last year's earnings. On a restated basis, Cooper's 1993 share earnings from continuing operations were $2.15, including a 22-cent contribution from the divested Belden Division".


FULLY DILUTED EARNINGS PER SHARE

Earnings per fully diluted share increased to $2.75 in 1993, up 1% from 1992's income before the cumulative effect of changes in accounting principles. Income from continuing operations improved from $1.64 per share in 1992 to $2.15 per share in 1993, while per-share earnings from discontinued operations fell from $1.07 in 1992 to $0.60 in 1993. The same factors discussed above contributed to the change in fully diluted share earnings, partially offset by higher shares utilized in the calculation. The number of weighted average shares used in the fully diluted earnings per share computation was 114.2 million in 1993 compared with 113.8 million in 1992. In addition to normal annual activity, the increase in shares reflects the issuance of 475,256 shares in September 1993 in connection with the Company's biennial employee stock purchase program as further discussed in Note 15 of the Notes to Consolidated Financial Statements.

Earnings per fully diluted share before the cumulative effect of changes in accounting principles decreased from $3.01 in 1991 to $2.71 in 1992. Income from continuing operations decreased from $1.78 per share to $1.64 per





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share, while discontinued operations fell from $1.23 per share to $1.07 per share in 1992. That continuing operations' fully diluted earnings per share would decline by 14 cents, while net of tax income is increasing by $8.4 million is an anomoly created by the rules governing the computations of earnings per share when multiple computations are involved. Under these rules all earnings per share amounts must be computed utilizing the same computation even though one of the computations results in an "anti-dilutive" result, which is normally not allowed. The situation arose in 1991 when the shares issuable with respect to the $1.60 Preferred Stock are more dilutive to net income than the dividend with respect to the Preferred. The cumulative effect of changes in accounting principles during 1992 amounted to $5.19 per fully diluted share, resulting in a net loss for the year of $2.48 per share. The same factors discussed above led to the decline in share earnings. The assumed conversion of the 7% debentures and the $1.60 Convertible Exchangeable Preferred into Common stock was anti-dilutive at the net income level in 1992; therefore, conversion was not assumed in the 1992 computation of share earnings.

LIQUIDITY, CAPITAL RESOURCES AND FINANCIAL POSITION

WORKING CAPITAL

During 1993, "operating working capital" (defined as receivables and inventories less accounts payable and accrued liabilities, excluding the initial effects of acquisitions and divestitures, as well as foreign currency translation, nonrecurring income and expense items and the cumulative effect of accounting changes and before the restatement to reflect discontinued operations) increased $3 million. Higher receivables at year-end 1993 more than offset reductions in inventories and increases in accounts payable and accrued liabilities compared with the previous year end. The increase in receivables and the reduction in inventories primarily occurred in the discontinued operations and was largely due to the timing of several large compressor projects that shipped during the month of December. The increase in accounts payable and accrued liabilities was due to normal operating activities.

During 1992, operating working capital increased by $29 million. This change was comprised of the effects of lower receivables and inventories and lower accounts payable and accrued liabilities. The decrease in receivables and inventories primarily was due to effective working capital management. The lower accounts payable and accrued liabilities resulted primarily from normal operating activity.

CASH FLOWS

During 1993, cash flows from continuing and discontinued operating activities were $578 million. These cash flows were augmented by proceeds from the disposition of businesses of $413 million (including approximately $390 million from the sale of Belden), proceeds from sales of fixed assets of $26 million and proceeds from activity under stock option and other plans of $12 million. These cash flows allowed the Company to fund capital expenditures of $275 million, dividends of $203 million and acquisitions of $101 million (see Note 5 of the Notes to Consolidated Financial Statements) and to reduce indebtedness by $453 million.

As discussed under "Nonrecurring Items" above, during the past two years, the Company has accelerated consideration of a number of projects that will involve significant spending over the next several years. The Company does not believe that the resources required for the projects will strain the Company's overall liquidity or capital resources.

In January 1994, the Company announced that it expected net income for 1994 to decline from 1993 by as much as 25%. Although the earnings decline will result in lower cash flows for 1994, the cash flow reduction is not expected to inhibit the Company's ability to meet its cash requirements or its ability to respond to opportunities that may arise. See "Earnings Outlook" for further discussion.

During 1992, cash flows from continuing and discontinued operating activities totaled $653 million. These positive cash flows, along with $39 million of proceeds from business divestitures, $32 million from sales of plant and





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equipment and $45 million from stock option and other plans, allowed the
Company to expend $638 million on acquisitions and $274 million on capital expenditures and to pay $193 million of dividends, while only increasing outstanding indebtedness, exclusive of debt assumed in acquisitions, by $334 million.

DEBT

The ratio of continuing operations' debt to total capitalization at December 31, 1993, was 27.5% compared with 42.0% (based on total debt) at year-end 1992. The decrease from the previous year was due to debt reductions associated with the sale of Belden and the classification of $445 million of allocated indebtedness and $5 million of other debt to discontinued operations in "Net assets of discontinued operations" at December 31, 1993. Excluding the reclassification to discontinued operations, the ratio would be 34.6%. See Notes 1 and 3 of the Notes to Consolidated Financial Statements for further information regarding the disposition of Belden, the spin-off of Gardner-Denver Industrial Machinery Division and the exchange offer relating to the other petroleum and industrial equipment businesses.

As of December 31, 1993, the Company had entered into several interest rate swap agreements maturing at various dates through February 22, 1994, that effectively converted $500 million of floating-rate borrowings into fixed-rate borrowings that will have an effective borrowing rate of approximately 3.73%. See Note 11 of the Notes to Consolidated Financial Statements for further information.

CAPITAL EXPENDITURES AND COMMITMENTS

Capital projects to reduce product costs, improve product quality, increase manufacturing efficiency and operating flexibility, or expand production capacity resulted in expenditures of $275 million in 1993, compared with $274 million in 1992. At December 31, 1993, commitments for capital expenditures amounted to $270 million, compared with $288 million at year-end 1992.

The commitments for 1994 include approximately $42 million for capacity expansion, $136 million for machinery and equipment modernization and enhancement, $23 million for various computer hardware and software projects, $13 million for environmental projects, and $56 million for other items.

FINANCIAL POSITION

The Company's restated financial position reflects the various factors discussed previously under "Revenues," "Nonrecurring Items," "Operating Earnings," "Working Capital," "Cash Flows," "Debt," and "Capital Expenditures and Commitments."

The decreases in plant and equipment, intangibles and postretirement benefits other than pensions reflect the sale of Belden during 1993, and the classification of the respective balances related to Cameron Forged Products and discontinued operations to separate line items on the restated December 31, 1993 consolidated balance sheet. Other changes in the various components of the Company's financial position were the result of normal operating activities.





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